Exhibit (a)(1)(iv)

Offer by

SONIC CORP.

To Purchase For Cash

Up to 25,454,545 Shares of its Common Stock (including the Associated Rights to Purchase Series A Junior Preferred Stock) At a Purchase Price of Not Greater Than $22.00 Nor Less Than $19.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 22, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 15, 2006 and the related Letter of Transmittal (which together, as may be amended or supplemented from time to time, constitute the tender offer) in connection with the tender offer by Sonic Corp., a Delaware corporation (“Sonic” or the “Company”), to purchase for cash up to 25,454,545 shares of its common stock, $0.01 par value per share, including the associated rights to purchase Series A Junior Preferred Stock (the “rights”) issued under the Rights Agreement, as amended, between the Company and UMB Bank, N.A. as successor Rights Agent, at a price specified by its stockholders not greater than $22.00 nor less than $19.50 per share, without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase and the related Letter of Transmittal.

We are the holder of record of shares held for your account. As such, only we, pursuant to your instructions, can tender your shares. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

The Company will determine a single per share price, not greater than $22.00 nor less than $19.50 per share, that it will pay for the shares properly tendered and not properly withdrawn pursuant to the tender offer taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 25,454,545 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. The Company will purchase all shares validly tendered at prices at or below the purchase price and not properly withdrawn upon the terms and subject to the conditions set forth in the tender offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the tender offer to Purchase.

Shares tendered at prices in excess of the purchase price and shares not purchased in the tender offer will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the tender offer. As described in the Offer to Purchase, in the event the final price is less than the maximum price of $22.00 per share and more than 25,454,545 shares are tendered in the tender offer at or below the purchase price, the Company intends to exercise its right to purchase up to an additional 2%, or 1,708,685, of its outstanding shares without extending the tender offer so that it repurchases up to $560 million of its shares. By way of example, if the final price is the minimum purchase price of $19.50 per share, the Company intends to purchase up to an additional 1,708,685 of its outstanding shares to the extent tendered in the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if fewer than all shares properly tendered and not properly withdrawn at or below the purchase price are to be purchased by the Company, the Company will purchase tendered shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by the Company;

•	second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by the Company; and

•	third, only if necessary to permit the Company to purchase 25,454,545 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares. See Section 6 of the Offer to Purchase.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. You may tender shares at a price not greater than $22.00 nor less than $19.50 per share, as indicated in the attached Instruction Form.

2. The tender offer, the proration period and withdrawal rights expire at 5:00 p.m., Eastern time, on Friday, September 22, 2006 unless the tender offer is extended by the Company.

3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions, including the receipt of financing. See Section 7 of the Offer to Purchase.

4. The tender offer is for 25,454,545 shares, constituting approximately 30% of our outstanding shares as of July 31, 2006.

5. Tendering stockholders who are registered stockholders or who tender their shares directly to UMB Bank, N.A., the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company or the Dealer Managers, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares pursuant to the tender offer.

6. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7. If you hold beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares at or below the purchase price before the Expiration Date (as defined in the Offer to Purchase) and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

8. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned will be determined by random lot. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Company by Banc of America Securities LLC or Lehman Brothers Inc., the Dealer Managers for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer by

SONIC CORP.

to Purchase for Cash Up to 25,454,545 Shares of its Common Stock

(including the Associated Rights to Purchase Series A Junior Preferred Stock)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 15, 2006 and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer), in connection with the offer by Sonic Corp. (“Sonic”) to purchase up to 25,454,545 shares of its common stock, $0.01 par value per share, including the associated rights to purchase Series A Junior Preferred Stock (the “rights”) issued under the Rights Agreement, as amended, between the Company and UMB Bank, N.A. as successor Rights Agent, at a price not greater than $22.00 nor less than $19.50 per share, without interest.

The undersigned hereby instruct(s) you to tender to Sonic the number of shares indicated below or, if no number is indicated, all shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES BEING TENDERED HEREBY:              SHARES*

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER

(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wants to maximize the chance of having Sonic purchase all the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares and is willing to accept the purchase price determined by Sonic pursuant to the tender offer. This action will result in receiving a price per share of as low as $19.50 or as high as $22.00.

— OR —

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

(See Instruction 5 of the letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by Sonic will be purchased at the purchase price. A stockholder who desires to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered at more than one price (unless those shares were previously tendered and withdrawn).

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $19.50	☐ $20.25	☐ $21.00	☐ $21.75
☐ $19.75	☐ $20.50	☐ $21.25	☐ $22.00
☐ $20.00	☐ $20.75	☐ $21.50

ODD LOTS

(See Instruction 6 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that it is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered.

CONDITIONAL TENDER

(See Instruction 16 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of shares upon Sonic purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by Sonic pursuant to the terms of the tender offer, none of the shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares

If, because of proration, the minimum number of shares designated will not be purchased, Sonic may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked the box below:

☐	The tendered shares represent all shares held by the undersigned.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGN HERE

Signature(s):

Name(s):

(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

(INCLUDING ZIP CODE)

Area Code/Phone Number:

Date: